SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2010

ENTECH  SOLAR, INC.
(Exact Name of Registrant as specified in charter)

Delaware	001-34592	33-0123045

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

13301 Park Vista Boulevard, Suite 100, Fort Worth, Texas	76177
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   817/ 224-3600

                                                    N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

(__) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
(__) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
(__) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
(__) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On September 3, 2010, The Quercus Trust entered into a Pledge Agreement with the California Community Foundation (“CCF”) a California nonprofit public benefit company.  Under the terms of the Pledge Agreement, The Quercus Trust has agreed to donate to CCF approximately 5% of the common stock it owns (on a fully converted basis) in Entech Solar, Inc. (the “Company”) per year over the ten year period starting September 3, 2011, for a total donation of approximately 93 million shares of the Company’s common stock as currently held by The Quercus Trust (on a fully converted basis).  Mr. David Gelbaum, the Company’s Chief Executive Officer and Chairman of the Board of Directors, is a Trustee of The Quercus Trust.  The Company understands that the proceeds from the pledged securities will be used to provide support to nonprofit organizations that offer direct services and other forms of assistance to American military personnel and their families who have been impacted by deployment to Iraq or Afghanistan. Mr. Gelbaum has informed the Company that this pledge to CCF continues a history of major contributions by Monica and David Gelbaum to CCF.

Under the terms of the Pledge Agreement, The Quercus Trust will donate monthly, 833,333 shares of the Company’s common stock to CCF.  These monthly donations will commence in September 2011 and continue until The Quercus Trust has donated approximately 93 million shares of the Company’s common stock.  The Quercus Trust will also donate to CCF 50% of the Company’s Series G preferred stock and Series H preferred stock, as currently held by The Quercus Trust, in two equal installments in each of September 2011 and September 2012.  Finally, The Quercus Trust will donate to CCF 50% of the shares issued upon exercise of Series D preferred stock warrants or common stock warrants of the Company that are currently held by The Quercus Trust.  The Company believes that the pledged securities represent approximately one-half of the shares of capital stock of the Company that are currently beneficially owned by The Quercus Trust on a fully converted basis.  The Company also understands that the remaining one-half will be the subject of an additional, and substantially similar, pledge agreement pursuant to which The Quercus Trust will agree to donate to another charity and over a similar time horizon, its remaining one-half interest in the Company’s securities.

        With the exception of shares received by The Quercus Trust upon the exercise of warrants, the Pledge Agreement provides that any shares donated will be sold within one year of donation.  Any shares received upon the exercise of warrants will be sold over a period of five years commencing on the date the warrant is exercised.  The Pledge Agreement also provides that, David Gelbaum will serve as an advisor to CCF with respect to, among other things, the voting, handling and sale of any donated shares.  If CCF departs substantially from Mr. Gelbaum’s advice, The Quercus Trust may cease future donations of the Company’s securities.  In the event of a discontinuation of gifts to CCF in accordance with the terms of the Pledge Agreement, The Quercus Trust has agreed to donate any remaining securities covered by the Pledge Agreement to another non-profit charity organization selected by The Quercus Trust.

The Company notes that The Quercus Trust’s donations under the Pledge Agreement do not affect Mr. Gelbaum’s positions as Chief Executive Officer and Chairman of the Board of Directors of the Company.  Additionally, the Company notes that The Quercus Trust will continue to be entitled to appoint up to four members of the Company’s Board of Directors pursuant to its ownership of shares of our Series D preferred stock and Series I preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTECH SOLAR, INC.

By:	/s/ Charles Michel
Chief Financial Officer

Dated: September 10, 2010